EXHIBIT 99.1
FOR IMMEDIATE RELEASE
For further information contact:
Ken Jorgensen (603) 865-2482
Shooting Sports and Media Relations Coordinator
Christopher Killoy Rejoins Ruger
As Vice President of Sales and Marketing
     SOUTHPORT, CONNECTICUT, November 27, 2006 — Sturm, Ruger & Company, Inc. (NYSE:RGR), is pleased to announce that Christopher Killoy, formerly Vice President of Sales and Marketing for Sturm, Ruger, has rejoined the Company in that capacity effective today. For the last 19 months, Mr. Killoy was Vice President and General Manager of Savage Range Systems.
     Mr. Killoy has a wealth of experience in the firearms industry. Prior to his original service at Sturm, Ruger, he was Vice President of Sales and Marketing for Smith & Wesson, a position he held since 2001. Prior to that, he worked for Smith & Wesson in various capacities, including as its Vice President of Consumer Products, Vice President of Domestic Sales, Director of Commercial Sales, and Director of Marketing and Product Management, having been affiliated with Smith & Wesson since 1989. Previously, he was employed with GE Aerospace in their Tactical Systems Department and Ordnance Systems Division.
     He is a 1981 graduate of the United States Military Academy at West Point, and was an Infantry Company Commander, having retired from the U.S. Army Reserves after twenty years of service with the rank of Major. His entire professional career since leaving active duty in 1986 has been in the firearms and ordnance industry.
     “We are all very enthusiastic for Chris Killoy to return to Sturm, Ruger,” said Chief Executive Officer Michael Fifer. “We are building a strong management team and Chris is the right person for this important job. He is completely familiar with the industry and has in-depth knowledge of the market for firearms and related accessories. We welcome him back.”
     “Randell Pence will continue to serve in his capacity of Executive Director of Sales, reporting directly to Mr. Killoy. This will help maintain needed depth in our sales department, and allow Randell to better personally serve our customers, a job at which he excels,” Mr. Fifer concluded.

     Sturm, Ruger is the nation’s leading manufacturer of high-quality firearms for recreation and law enforcement, and a major producer of precision steel investment castings. Sturm, Ruger is headquartered in Southport, CT, with plants and foundries located in Newport, NH and Prescott, AZ.
     The Company may, from time to time, make forward-looking statements and projections concerning future expectations. Such statements are based on current expectations and are subject to certain qualifying risks and uncertainties, such as market demand, sales levels of firearms, anticipated castings sales and earnings, the need for external financing for operations or capital expenditures, the results of pending litigation against the Company including lawsuits filed by mayors, attorneys general and other governmental entities, and the impact of future firearms control and environmental legislation, any one or more of which could cause actual results to differ materially from those projected. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date made. The Company undertakes no obligation to publish revised forward-looking statements to reflect events or circumstances after the date such forward-looking statements are made or to reflect the occurrence of subsequent unanticipated events.
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